Exhibit 10.6

Summary of the Anthem, Inc. Directed Executive Compensation (DEC) Program (effective January 1, 2019)
The Directed Executive Compensation (DEC) program is an executive perquisite plan that provides officers of Anthem, Inc. (the “Company”) with flexibility to tailor certain benefits to meet their needs with Credits.

Credits can be used to reimburse the following expenses:

•	Investment Advisor Fees

•	Investment Management Fees

•	Financial Counseling Fees

•	Retirement Planning and Advice

•	Tax Preparation and Advice Fees

•	Estate Planning Fees

•	Legal Fees associated with:

◦	Anthem compensation and/or benefits program review

◦	Tax Preparation issues

◦	Estate Planning issues

◦	Financial Counseling issues

•	Tax and Investment Software

•	Tax, Investment and Financial Subscriptions

The amount of Credits the executive receives is based upon his or her position.

Corporate Title                Credits

Chief Executive Officer            $54,000 per year
Executive Vice President        $30,000 per year
Senior Vice President            $12,000 per year
Vice President                $12,000 per year

Those newly hired or promoted into an executive position will participate in the program at the beginning of the month following date of hire or promotion and will receive prorated credits for the year based on the number of full months in the position.

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